December 13, 2007
Canon Inc.
Chairman & CEO: Fujio Mitarai
Securities code: 7751
[Tokyo (First section) and other Stock Exchanges]
Inquiries:
Masahiro Osawa
Managing Director, Group Executive,
Finance & Accounting Headquarters
+81-3-3758-2111
Notice Concerning Results of Tender Offer for Shares and Other Securities of
Tokki Corporation and Change in Subsidiary
Canon Inc. (the “Company”) resolved at its Board of Directors’ meeting held on November 13, 2007, to commence a tender offer (the “Tender Offer”) for shares of common stock and share warrants of Tokki Corporation (JASDAQ Code 9813; the “Target Company”), and carried out the Tender Offer from November 14, 2007. As the Tender Offer was completed on December 12, 2007, the Company hereby gives notice of the results of the Tender Offer.
The Company also gives notice that the Target Company is planned to become a consolidated subsidiary of the Company as a result of the Tender Offer and the Company’s subscription for shares to be issued by a third-party allotment (the “Third-Party Allotment”) by the Target Company, the payment date for which is set for December 28, 2007.

I.	Results of the Tender Offer

1.	Outline of the Offer (as released on November 13, 2007)

(1)	Name of the Target Company

Tokki Corporation

(2)	Number of shares and other securities to be purchased

Type	1) Number of shares to be purchased	2) Number of shares to be over-purchased
	(in terms of shares)	(in terms of shares)
Share certificates	3,072,700 shares	— shares
Share warrant certificates	— shares	— shares
Bond certificates with share warrants	— shares	— shares
Certificates of beneficial interests in trust of shares ( )	— shares	— shares
Depositary receipts for shares ( )	— shares	— shares
Total	3,072,700 shares	— shares

Note 1:
If the total number of shares tendered is less than the number of shares to be purchased (3,072,700 shares; the “Number to be Purchased”), none of the tendered shares will be purchased. If the total number of shares tendered is more than the Number to be Purchased (3,072,700 shares), all of the shares tendered will be purchased.

Note 2:	There is no plan to acquire the treasury shares held by the Target Company through the Tender Offer.

Note 3:
The Tender Offer also covers odd lot shares, provided that share certificates will be submitted at the time of tender (there is no need to submit share certificates deposited with Japan Securities Depositary Center, Inc. through the tender offer agent).

Note 4:
The Tender Offer also covers shares of the Target Company, which may be issued or transferred by possibly exercising share warrants during the period of the offer at the time of filing (the “Tender Offer Period”).

(3)	Period of the Offer
From Wednesday, November 14, 2007, through Wednesday, December 12, 2007 (20 business days)

(4)	Offer price
For common stock, 556 yen per share.

For share warrants issued pursuant to the approval of the 37th ordinary general meeting of shareholders and the Board of Directors’ meeting both held on September 29, 2004 (the “Share Warrants”), 1 yen per Share Warrant.

2.	Results of the Offer

(1)	Status of tender

Type	1) Number of shares to be purchased (in terms of shares)	2) Number of shares to be over-purchased (in terms of shares)	3) Number of tendered shares (in terms of shares)	4) Number of purchased shares (in terms of shares)
Share certificates	3,072,700 shares	— shares	8,101,620 shares	8,101,620 shares
Share warrants	— shares	— shares	— shares	— shares
Bond certificates with share warrants	— shares	— shares	— shares	— shares
Certificates of beneficial interests in trust of shares ( )	— shares	— shares	— shares	— shares
Depositary receipts for shares ( )	— shares	— shares	— shares	— shares
Total	3,072,700 shares	— shares	8,101,620 shares	8,101,620 shares

(2)	Percentage of shareholding after the Offer

Number of voting rights pertaining to shares and other securities held by the Company before the Offer	—	(Percentage of shareholding before the Offer — %)
Number of voting rights pertaining to shares and other securities held by the Company after the Offer	81,016	(Percentage of shareholding after the Offer 41.84%)
Number of voting rights of all the holders of shares and other securities of the Target Company	193,420

Note 1:
The “Number of voting rights of all the holders of shares and other securities of the Target Company” is the number of voting rights of all the shareholders (the number of shares per unit is 100 shares) that was disclosed in the 40th Fiscal Year Securities Report filed by the Target Company on September 28, 2007. However, since there was no upper limit for the number of shares to be purchased through the Tender Offer, in calculating the “Percentage of shareholding before the Offer” and the “Percentage of shareholding after the Offer,” the “Number of voting rights of all the holders of shares and other securities of the Target Company” is taken as 193,633 rights pertaining to 19,363,326 shares of the Target Company, representing a sum determined by subtracting treasury shares held by the Target Company as of June 30, 2007 (241,698 shares) from the total outstanding shares of the Target Company as of June 30, 2007 (19,584,224 shares), which was disclosed in the same Securities Report, with the addition of the number of shares of the Target Company (20,800 shares) that have been issued or may likely be issued as a result of exercise of the Share Warrants existing as of August 31, 2007 (208 warrants), which was disclosed in the same Securities Report.

Note 2:
At the Board of Directors’ meeting held on November 13, 2007, the Target Company resolved to issue shares for subscription (14,200,000 common shares) by the Third-Party Allotment and the Company intends to subscribe for all of those shares, whose payment duty shall be subject to the successful conclusion of the Tender Offer. As a result, the Company will hold a total of 223,016 voting rights (66.44% (rounded off to the second decimal place; all figures in this document are so rounded off, except as specifically noted otherwise) of shareholding after the Third-Party Allotment taking effect) for 22,301,620 shares of the Target Company, representing the number of shares to be acquired through the Tender Offer of 8,101,620 shares plus 14,200,000 common stocks of the Target Company to be issued as a result of the Third-Party Allotment.

Note 3:	The “Percentages of shareholding before the Offer” and the “Percentages of shareholding after the Offer” were rounded to the nearest second decimal place.

(3)	Calculation in case of purchase on pro rata basis
Not applicable

(4)	Funds required for the Offer
Total purchase amount of 4,504 million yen

(5)	Settlement method
1)	Name and the location of the head office of a financial instrument firm, a bank and other institutions handling the settlement

Nikko Cordial Securities Inc. 3-1, Marunouchi 3-chome, Chiyoda-ku, Tokyo, Japan

2)	Commencement date of settlement

Tuesday, December 18, 2007

3)	Settlement method

A notice on purchase under the Tender Offer will be mailed to the address of tendering shareholders, etc. (or the standing agent in the case of a non-Japanese shareholder) without delay after the end of the Tender Offer Period.

Purchase will be settled in cash. The tender offer agent will remit proceeds pertaining to the sale of the tendered shares, etc. to the address designated by applicant shareholders, etc. (or the standing agent in the case of a foreign shareholder) without delay after settlement begins.

II.	Change in Subsidiary

1.	Reason for Change
The Target Company is planned to become a consolidated subsidiary of the Company on December 28, 2007, as the Company’s percentage of voting rights to the Target Company will be 66.44% as a result of the Tender Offer and the Company’s subscription for shares issued by the Third-Party Allotment.
2.	Outline of the Subsidiary to Change (Tokki Corporation)

(1)	Company name:	Tokki Corporation
(2)	Representative:	Teruhisa Tsugami, President
(3)	Address:	21-2, Hatchobori 2-chome, Chuo-ku, Tokyo
(4)	Date of establishment:	July 29, 1967
(5)	Main business:	Developing, manufacturing, and selling, and providing services in relation to, equipment for manufacturing organic EL display panels and thin-film solar cells
(6)	Fiscal year end:	June 30
(7)	Number of employees:	193 (consolidated, as of June 30, 2007), 172 (non-consolidated, as of June 30, 2007)
(8)	Main offices:	Tokyo, Niigata
(9)	Capitalization:	3,611,946,400 yen (as of June 30, 2007)
(10)	Total number of outstanding shares:	19,584,224 shares (as of June 30, 2007)
(11)	Major shareholders and the percentage of their shareholdings (as of June 30, 2007)

Kenichi Tsugami	8.28%
Kikue Tsugami	7.78%
Deutsche Bank AG, London 610	6.08%
(Standing proxy: Deutsche Securities Inc.)
Teruhisa Tsugami	2.26%
Japan Securities Finance Co., Ltd.	1.90%
Hitachi High-Technologies Corporation	1.83%
Barclays Bank PLC Barclays	0.93%
Capital Securities SBLPB Account
(Standing proxy: Standard Chartered Bank)
Hiroshi Ito	0.90%
Yuko Seki	0.64%
Katsunori Kojima	0.56%

Note 1:	In addition to the above, there are 241 thousand shares of treasury stock.
Note 2:	Kenichi Tsugami and Kikue Tsugami, who were principal shareholders at the end of the previous fiscal year, are no longer principal shareholders as of the end of the current fiscal year.
Note 3:	The above information (including Note 1 and Note 2) were prepared based on 40th Fiscal Year Securities Report filed by the Target Company on September 28, 2007.
Note 4:
According to the report on transfer of the shares issued by a third-party allotment that the Target Company filed with JASDAQ on August 29, 2007, the Target Company received from Deutsche Bank AG, London Branch, to which 1,600,000 shares of the Target Company’s shares were issued by the third-party allotment on June 29, 2007, a report to the effect that it had sold such allotted shares in full on the market as of August 1, 2007.

(12)	Financial results of recent business years (consolidated)
Millions of yen except per share amounts

	Year Ended in June	Year Ended in June
	2006	2007
Net sales	13,800	7,194
Gross profit	1,659	(1,002)
Operating income	165	(2,238)
Recurring income	135	(2,347)
Net income	(154)	(4,776)
Total assets	14,985	8,730
Net assets	3,747	1,136
Dividend per share	— yen	— yen

Note 1:	Net sales exclude consumption tax and other taxes.
Note 2:
The above information (including Note 1) were prepared based on the Target Company’s 39th Fiscal Year Securities Report filed on September 29, 2006, and its 40th Fiscal Year Securities Report filed on September 28, 2007.

3.	Outline of the Number of Shares to be Acquired, Acquisition Price, and Ownership of Shares before and after the Acquisition

(1)	Number of shares held before the change:
0 shares
(Ratio of ownership to total number
of outstanding shares: 0.00%)
(Number of voting rights: 0)
(2)	Number of shares to be acquired:
Acquisition through the Tender Offer
8,101,620 shares
(Acquisition price: 4,504 million
yen)
(Number of voting rights: 81,016)
Acquisition through the Third-Party Allotment
14,200,000 shares
(Acquisition price: 5,921 million
yen)
(Number of voting rights: 142,000)
(3)	Number of shares held after the change:
22,301,620 shares
(Ratio of ownership to total number
of outstanding shares: 66.01%)
(Number of voting rights: 223,016)

4.	Schedule for change in consolidated subsidiary

December 18, 2007	Commencement date of settlement for the Tender Offer
December 28, 2007	Payment date for the Third-Party Allotment (Scheduled date for the change)

III.	Policies after Completion of the Tender Offer and Future Outlook for the Effects of the Tender Offer and the Third-Party Allotment on the Company’s Business Results
No amendment needs to be made to the details contained in the “Notice Concerning Commencement of Tender Offer for Shares and Other Securities of Tokki Corporation and Subscription for Shares Issued by Third-Party Allotment,” which the Company released on November 13, 2007.
Note: Information contained in this document incorporates corrections that were made on December 14, 2007, the day after the date of this notice. The corrections have been underlined for your attention.